Exhibit 3.3

SECURITY AGREEMENT

This Security Agreement is made on October [__], 2018

BETWEEN CHALICE HOLDINGS, INC.

AND the Secured Party GEMINI FINANCE CORP.

Background

WHEREAS, concurrently herewith, the Debtor, Hightimes Holding Corp. (“Hightimes”), Chalice Holdings, Inc., (“Pledgor” or “Debtor”) and the Secured Party are entering into an Asset Purchase Agreement (the “Purchase Agreement”), wherein Debtor and Hightimes are purchasing the Assets (as defined in the Purchase Agreement) from the Secured Party and in exchange issuing to the Secured Party a Secured Convertible Promissory Note (the “Note,” and collectively with the Purchase Agreement, the Pledge Agreement and this Agreement, the “Transaction Documents”) in the amount of $560,000 (the “Transaction”).

WHEREAS, in order to induce the Secured Party to extend the loans evidenced by the Note, the Debtor has agreed to execute and deliver to the Secured Party this Security Agreement (this “Agreement”) and to grant the Secured Party a security interest in the Assets to secure the prompt payment, performance and discharge in full of Debtor’s and Hightimes’ obligations under the Note.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtor and the Secured Party hereby agree as follows:

1.	Debt. The Debtor owes the Secured Party the principal of $560,000.00, plus interest, as described in the Note (the “Debt”).

2.	Grant of Security Interest. As security for the Debt and all the Debtor’s other obligations to the Secured Party under this Agreement, the Debtor gives the Secured Party a security interest in the Assets and all additions, and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including all proceeds from sale or transfer, any all collections from any tort claims and all dividends, interest, cash, equity interest or other property at any time and from time to time acquired, receivable or distributed in respect of, or in exchange for the Assets (referred to as the “Collateral”). This means that if the Debtor and/or Hightimes does not pay the Debt or other obligation when due, the Collateral may be sold in order to pay the Debt and obligations. Contemporaneously with the execution of this Agreement, the Debtor shall deliver or cause to be delivered to the Secured Party evidence that the appropriate financing statements under the UCC and other necessary documents have been filed and recorded and other steps have been taken to perfect the security interest to create in favor of the Secured Party a valid, perfected and continuing perfected first priority lien in the Collateral. “UCC” means the Uniform Commercial Code of the State of California and or any other applicable law of any state or states which has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time.

3.	Ownership. The Debtor guarantees that, following the consummation of the Transaction, it will own the Collateral and that no other person will have any interest in the Collateral or claim against the Collateral. The Debtor will not sell, mortgage, encumber, transfer, lease or otherwise dispose of any of the Collateral, without the prior written consent of Secured Party, or permit anything to be done that may impair the value of any of the Collateral.

4.	Use. The Collateral is to be used:

( )	for personal, family or household purposes

( XX )	in business

( )	in farming operations

5.	Taxes. The Debtor will promptly pay all taxes and other charges relating to the Collateral or its use.

6.	Protection of Security Interest. Secured Party is authorized to file financing statements under the Uniform Commercial Code, as adopted and enacted in the state in which the Debtor is located or in which the Premises are located, as amended from time to time (the “Uniform Commercial Code”) and any other documents requested by Secured Party to effectively implement the purposes of this Agreement.

7.	Performance by Secured Party. Secured Party may from time, at its option, perform any agreement or obligation of Debtor hereunder which Debtor fails to perform, and take any action which Secured Party deems necessary or appropriate for the maintenance or preservation of any of the Collateral or its security interest therein.

Any amounts incurred by Secured Party for costs and expenses (including without limitation attorney’s fees and expenses) in connection with any action taken by Secured Party to enforce its rights hereunder, shall, at Secured Party’s option, become part of the principal amount due under the Note and part of the Debt, and on demand by Secured Party, Debtor shall pay any such amount to Secured Party, together with interest thereon at the Default Rate.

8.	Inspection. The Secured Party may inspect the Collateral at all reasonable times and to make copies of records, pertaining to the Collateral.

9.	Representations and Warranties of Debtor.

(a) Debtor shall at all times maintain the Security Interests provided for hereunder as valid and perfected first priority liens and security interests in the Collateral in favor of the Secured Party until this Agreement and the Security Interest hereunder shall be terminated. Debtor hereby agrees to defend the same against the claims of any and all persons and entities. Debtor shall safeguard and protect all Collateral for the account of the Secured Party. At the request of the Agent, Debtor will sign and deliver to the Agent on behalf of the Secured Party at any time or from time to time one or more financing statements pursuant to the UCC in form reasonably satisfactory to the Secured Party and will pay the cost of filing the same in all public offices wherever filing is, or is deemed by the Secured Party to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, Debtor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interests hereunder, and Debtor shall obtain and furnish to Secured Party from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interests hereunder.

(b) Debtor shall not transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral without the prior written consent of Secured Party.

(c) Debtor shall keep and preserve its equipment, inventory and other tangible Collateral in good condition, repair and order.

(d) Debtor shall, within ten (10) days of obtaining knowledge thereof, advise the Secured Party promptly, in sufficient detail, of any material adverse change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Secured Party’s security interest.

(e) Debtor shall promptly execute and deliver to Secured Party such further deeds, mortgages, assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as Secured Party may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce the Secured Party’s security interest in the Collateral including, without limitation, if applicable, the execution and delivery of a separate security agreement with respect to each Debtor’s Intellectual Property (“Intellectual Property Security Agreement”) in which the Secured Party has been granted a security interest hereunder, substantially in a form reasonably acceptable to Secured Party which Intellectual Property Security Agreement, other than as stated therein, shall be subject to all of the terms and conditions hereof.

(f) Debtor shall take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.

(g) Debtor shall not change its name, type of organization, jurisdiction of organization, organizational identification number (if it has one), legal or corporate structure, or identity, or add any new fictitious name unless it provides at least 30 days prior written notice to the Secured Party of such change and, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue the perfection of the Security Interests granted and evidenced by this Agreement.

(h) To the extent that any Collateral is in the possession of any third party, Debtor shall join with Secured Party in notifying such third party of the Secured Party’s security interest in such Collateral and shall use its best efforts to obtain an acknowledgement and agreement from such third party with respect to the Collateral, in form and substance reasonably satisfactory to Secured Party.

(i) Debtor shall cause such subsidiary and/or assign of such Debtor to immediately become a party hereto (an “Additional Debtor”), The Additional Debtor shall also deliver such opinions of counsel, authorizing resolutions, good standing certificates, incumbency certificates, organizational documents, financing statements and other information and documentation as the Secured Party may reasonably request. Upon delivery of the foregoing to Secured Party, the Additional Debtor shall be and become a party to this Agreement with the same rights and obligations as the Debtor, for all purposes hereof as fully and to the same extent as if it were an original signatory hereto and shall be deemed to have been made the representations, warranties and covenants set forth herein as of the date of execution, and all references herein to the “Debtor” shall be deemed to include each Additional Debtor.

(j) Debtor will from time to time promptly execute and deliver all such further instruments and documents, and take all such further action as may be necessary or desirable, as Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce their rights and remedies hereunder and with respect to any Collateral or to otherwise carry out the purposes of this Agreement.

10.	Extensions and Releases. The Debtor agrees that the Secured Party may extend the time for payment of the Debt and release any other security the Secured Party may have for the Debt without affecting Secured Party’s security interest in the Collateral.

11.	Cooperation. Debtor will do anything Secured Party reasonably requests in order to make the Secured Party’s security interest in the Collateral legally effective.

12.	Default. The occurrence and continuation of any one or more of the following events shall, at the sole option of the Secured Party, constitute an event of default (“Event of Default”) hereunder:

(a) Any Event of Default shall occur under the provisions of the Note;

(b) Any representation or warranty of the Debtor under any Transaction Document shall be untrue in any material respect when made;

(c) The failure by Debtor to observe or perform any of its obligations hereunder for five (5) days after delivery to such Debtor of notice of such failure by or on behalf of a Secured Party unless such default is capable of cure but cannot be cured within such time frame and such Debtor is using best efforts to cure same in a timely fashion; or

(d) If any provision of this Agreement shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Debtor, or a proceeding shall be commenced by Debtor, or by any governmental authority having jurisdiction over Debtor, seeking to establish the invalidity or unenforceability thereof, or Debtor shall deny that Debtor has any liability or obligation purported to be created under this Agreement.

13.	Duty to Hold in Trust. Upon the occurrence of any Event of Default and at any time thereafter, Debtor shall, upon receipt of any revenue, income, dividend, interest or other sums subject to the Security Interest, whether payable pursuant to the Note or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Party and shall forthwith endorse and transfer any such sums or instruments, or both, to the Secured Party.

14.	Rights and Remedies Upon Default.

(a) Upon the occurrence of any Event of Default and at any time thereafter, the Secured Party, shall have the right to exercise all of the remedies conferred hereunder, under the Asset Purchase Agreement and/or under the Note, and the Secured Party shall have all the rights and remedies of a secured party under the UCC. Without limitation, Secured Party, shall have the following rights and powers:

(i)	Secured Party shall have the right to take possession of the Collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and Debtor shall assemble the Collateral and make it available to the Secured Party.

(ii)	Upon notice to the Debtor by Secured Party, all rights of Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and all rights of Debtor to receive the dividends and interest which it would otherwise be authorized to receive and retain, shall cease. Upon such notice, Secured Party shall have the right to receive, any interest, cash dividends or other payments on the Collateral and, at the option of Secured Party, to exercise in such Secured Party's discretion all voting rights pertaining thereto. Without limiting the generality of the foregoing, Secured Party shall have the right (but not the obligation) to exercise all rights with respect to the Collateral as if it were the sole and absolute owner thereof, including, without limitation, to vote and/or to exchange, at its sole discretion, any or all of the Collateral in connection with a merger, reorganization, consolidation, recapitalization or other readjustment concerning or involving the Collateral or Debtor or any of its direct or indirect subsidiaries.

(iii)	The Secured Party shall have the right to operate the business of Debtor using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Secured Party may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to Debtor or right of redemption of Debtor, which are' hereby expressly waived. Upon each such sale, lease, assignment or other transfer of Collateral, the Secured Party, may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of any Debtor, which are hereby waived and released.

(iv)	The Secured Party shall have the right (but not the obligation) to notify any account Debtor and any obligors under instruments or accounts to make payments directly to the Secured Party, and to enforce the Debtor' rights against such account Debtor and obligors.

(v)	The Secured Party, may (but is not obligated to) direct any financial intermediary or any other person or entity holding any investment property to transfer the same to the Secured Party, or its designee.

(vi)	The Secured Party may (but is not obligated to) transfer any or all Intellectual Property registered in the name of any Debtor at the United States Patent and Trademark Office and/or Copyright Office into the name of the Secured Party or any designee or any purchaser of any Collateral.

(b) For the purpose of enabling the Secured Party to further exercise rights and remedies under this Section 14 or elsewhere provided by agreement or applicable law, Debtor hereby grants to Secured Party, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Debtor) to use, license or sublicense following an Event of Default, any Intellectual Property now owned or hereafter acquired by Debtor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

15.	Applications of Proceeds. The proceeds of any such sale, lease or other disposition of the Collateral hereunder or from payments made on account of any insurance policy insuring any portion of the Collateral shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys' fees and expenses incurred by Secured Party' rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Secured Party shall pay to the Debtor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party is legally entitled, the Debtor will be liable for the deficiency, together with interest thereon, at the rate of 18% per annum or the lesser amount permitted by applicable law (the "Default Rate"), and the reasonable fees of any attorneys employed by the Secured Party to collect such deficiency. To the extent permitted by applicable law, each Debtor waives all claims, damages and demands against the Secured Party arising out of the repossession, removal, retention or sale of the Collateral, unless due solely to the gross negligence or willful misconduct of the Secured Party as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.

16.	Assembling Collateral. If, pursuant to the Note, the Secured Party declares that the Debtor is in default by written notice to the Debtor, and the Debtor does not cure such default pursuant to the Note, the Debtor will assemble the Collateral and make it available to the Secured Party immediately, and at any place and time that the Secured Party reasonably requests.

17.	Termination and Assignment of Security Agreement. Upon payment of the Debt or conversion of the Note evidencing the Debt into shares of Hightimes Common Stock, as contemplated by the Note, the Secured Party shall promptly assign all of its rights under this Security Agreement to ExWorks Fund I, L.P. (“Exworks”). In such connection, Secured Party shall execute and deliver to ExWorks such collateral assignment or other related agreements, including assignment of the UCC-1 financing statement, that ExWorks may reasonably require.

18.	Applicable Law. This Agreement will be governed by the laws of the State of California. In addition to all of the Secured Party’s rights and remedies under this Agreement, the Secured Party will have all the rights and remedies of a secured party under California law.

19.	No Waiver. Any failure or delay on the Secured Party’s part in exercising any right or remedy will not prohibit the Secured Party from exercising it at a later time or from exercising any other right or remedy.

20.	Principal (Main) Place of Business. The Debtor’s principal place of business is located at: 10990 Wilshire Blvd., Penthouse, Los Angeles, California, 90024-3898 and the Secured Party’s principal place of business is 1075 Valleyside Lane, Encinitas, California, 92024.

21.	Notices. All notices under this Agreement shall be in writing and shall be delivered personally or by certified mail, return receipt requested, to the addresses stated above for the party to receive the notice. If the law requires that the Secured Party notify the Debtor that the Collateral is being sold after a default, the Debtor agrees that ten (10) days’ written notice is sufficient.

22.	Effectiveness. The effectiveness of this Agreement will continue until the Debtor and/or Hightimes pays the full amount of the Debt and all other amounts secured by the Collateral under this Agreement. If any part of this Agreement is legally invalid, the rest of this Agreement will remain in full force and effect.

23.	Who Is Bound. This Agreement is binding upon the Debtor and the Secured Party and all who succeed to either of their rights and responsibilities.

24.	Costs and Expenses. Debtor agrees to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by Secured Party. The Debtor shall also pay all other claims and charges which in the reasonable opinion of the Secured Party are reasonably likely to prejudice, imperil or otherwise affect the Collateral or the Security Interests therein. The Debtor will also, upon demand, pay to the Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party, for the benefit of the Secured Party may incur in connection with the creation, perfection, protection, satisfaction, foreclosure, collection or enforcement of the Security Interest and the preparation, administration, continuance, amendment or enforcement of this Agreement and pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Party under the Note. Until so paid, any fees payable hereunder shall be added to the principal amount of the Note and shall bear interest at the Default Rate.

25.	Guarantor Waivers. To the extent this Agreement is construed as a guaranty, Debtor hereby waives:

(a) Presentment for payment, notice of dishonor, demand, protest, and notice thereof as to any instrument, and all other notices and demands to which Pledgor might be entitled, including without limitation notice of all of the following: the acceptance hereof; the creation, existence, or acquisition of any indebtedness; the amount of the debt from time to time outstanding; any foreclosure sale or other disposition of any property which secures any or all of the debt or which secures the obligations of any other guarantor of any or all of the debt; any adverse change in Company’s financial position; any other fact which might increase Pledgor’s risk, any default, partial payment or non-payment of all or any part of the debt; the occurrence of any other Event of Default; any and all agreements and arrangements between Gemini and the Company and any changes, modifications, or extensions thereof, and any revocation, modification or release of any guaranty of any or all of the debt by any person;

(b) Any right to require Gemini to institute suit against, or to exhaust its rights and remedies against, Company or any other person, or to proceed against any property of any kind which secures all or any part of the debt, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Gemini or any indebtedness of Gemini to Company, or to exercise any other right or power, or pursue any other remedy Gemini may have;

(c) Any defense arising by reason of any disability or other defense of Company or any other guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of Company or any other guarantor or any endorser, co-maker or other person, with respect to all or any part of the debt, or by reason of any act or omission of Gemini or others which directly or indirectly results in the discharge or release of Company or any other guarantor or any other person;

(d) Any defense arising by reason of any failure of Gemini to obtain, perfect, maintain or keep in force any security interest in, or lien or encumbrance upon, any property of the Company or any other person;

(e) Any defense based upon any failure of Gemini to give Pledgor notice of any sale of other disposition of any property securing any or all of the debt, or any defects in any such notice that may be given, or any failure of Gemini to comply with any provision of applicable law in enforcing any security interest in or lien upon any property securing any or all of the debt including, but not limited to, any failure by Gemini to dispose of any property securing any or all of the debt in a commercially reasonable manner;

(f) Any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt liquidation or dissolution proceeding commenced by or against Company or any other guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the debt (including without limitation any interest thereon), in or as a result of any such proceeding; and

(g) The benefit of any and all statutes of limitation with respect to any action based upon, arising out of or related to this Agreement. Pledgor hereby further expressly, unconditionally and irrevocably waives all claims and other rights which Pledgor may have or acquire in the future against the Company or any other guarantor of the debt, arising from the existence, payment, performance or enforcement of Pledgor’s obligations under this Agreement, including without limitation any right of subrogation, reimbursement, exoneration, contribution, and indemnification, and any right to participate in any claim or remedy of Gemini against Company or any guarantors of the debt or any collateral which Gemini now has or acquires in the future, and all rights of recourse to any assets or property of Pledgor, and all rights to any collateral or security held for the payment or performance of any indebtedness, whether any of the foregoing claims and other rights arise under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine, or under any contract, statute, rule of law, or otherwise. Until all of the debt has been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of Pledgor hereunder except the full performance and payment of all of the indebtedness.

26.	Miscellaneous.

(a) All of the rights and remedies of the Secured Party with respect to the Collateral, whether established hereby or by the Note or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

(b) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(c) No waiver of any default with respect to any provisions, conditions or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.

DEBTOR:

CHALICE HOLDINGS, INC.

By:	/s/ Steven Winters

Steven Winters

Chief Executive Officer

SECURED PARTY:

GEMINI FINANCE CORP.

By:

[_________]

[_________]